ZOO ENTERTAINMENT EFFECTUATES
ONE-FOR-600 REVERSE STOCK SPLIT

Cincinnati, OH – May 10, 2010 - Zoo Entertainment, Inc. (ZOOE), a leading developer and marketer of interactive entertainment software, announced today that the previously announced one-for-600 reverse stock split of the company’s common stock was effectuated on Monday, May 10, 2010. The company’s shares of common stock will begin trading on a post-split basis on Tuesday, May 11, 2010.

Starting on Tuesday, May 11, 2010 and continuing for 20 trading days, Zoo’s common stock will trade under the ticker symbol ZOOED on the OTC Bulletin Board. Thereafter, Zoo’s common stock will resume trading under the company’s original ticker symbol, ZOOE.

As a result of the reverse stock split, every 600 shares of the company’s common stock will be combined into one share of common stock. Any fractional share resulting from the reverse split will be rounded up to the nearest whole number. The split will reduce the number of the company’s outstanding shares of common stock from 2,778,409,829 to 4,630,741. The effect of the reverse stock split on the exercise price and the number of shares of common stock issuable upon exercise of the company’s outstanding warrants and options is set forth in that Current Report on Form 8-K filed by the company with the Securities and Exchange Commission on May 5, 2010.

Empire Stock Transfer, Inc. is the company’s transfer agent and is acting as the exchange agent for the exchange of stock certificates in connection with the reverse split.

About Zoo Entertainment, Inc.:
Zoo Entertainment, Inc. is focused on licensing, developing, and publishing a wide variety of casual and family-friendly video games for Wii™, Nintendo DS™, Playstation®2 system, PSP (PlayStation®Portable) system, iPhone™, and PC through their wholly owned subsidiaries, Zoo Games, Inc. and Zoo Publishing, Inc.  It sells its products primarily to retail chains, video game rental outlets, specialty retail stores and domestic and international distributors. Zoo Entertainment, Inc. is based in Cincinnati, OH. The company was founded in 2007.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Zoo Entertainment, Inc. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Zoo Entertainment, Inc.'s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general economic conditions; geopolitical events and regulatory changes; requirements or changes adversely affecting the businesses in which Zoo Entertainment is engaged; demand for the products and services that Zoo Entertainment provides, as well as other relevant risks detailed in Zoo Entertainment, Inc.'s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Zoo Entertainment, Inc. assumes no obligation to update the information contained in this press release.

Company Contact:
IR@zoogamesinc.com

Investor Contacts:
Joseph Fitzgerald
Financial Profiles, Inc.
Telephone: 310-478-2700 x14
jfitzgerald@finprofiles.com

Tricia Ross
Financial Profiles Inc.
Telephone: 916-939-7285
tross@finprofiles.com